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                                                                  Exhibit (c)(2)


                                FORM OF SUPPORT AGREEMENT


                                    November 14, 1998


Vulcan Materials Company
One Metroplex Drive
Birmingham, Alabama 35209


Dear Sirs:


                  The undersigned understands that Vulcan Materials Company, a New Jersey corporation ("Parent"), ALB Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and CalMat Co., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $1.00 per share, of the Company (together with the associated rights under the Rights Agreement, the "Common Stock"), at $31.00 per share net to the seller in cash (the "Offer Price"), to be followed by a merger (the "Merger") of the Purchaser with and into the Company. All capitalized terms used in this letter agreement but not defined in this letter agreement shall have the meanings given such terms in the Merger Agreement.

                  The undersigned is a stockholder of the Company and is entering into this letter agreement to induce you to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

                  The undersigned confirms its agreement with you as follows:

                  1. The undersigned represents and warrants that Schedule I annexed hereto sets forth the number of all Shares of which the undersigned is the direct record or beneficial owner (together with any Shares acquired by the undersigned after the date hereof and prior to the termination of the Offer (whether upon the exercise of options or otherwise), the "Owned Shares") and that the undersigned is on the date hereof the lawful owner of the number of the Owned Shares set forth in Schedule I, free and clear of all Liens (including, without limitation, voting agreements and commitments of any kind), except as disclosed in Schedule I. The undersigned agrees that while this letter agreement is in effect, she will promptly notify Parent of the number of all Shares and Rights acquired by her after the date hereof, if any. As used in this Agreement, "Rights" means any option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire (including, without limitation, by exchange or conversion) any Shares. The Owned Shares shall in no event include any Shares that are owned beneficially or of record by or held for the benefit of any trust, foundation or other Person of which the undersigned is a trustee or fiduciary.


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                  2. The undersigned agrees that the undersigned will not,
subject to the proviso in Section 3 hereof, contract to sell, sell or otherwise transfer or dispose of any of the Owned Shares, any interest in any of the Owned Shares or any Rights or voting rights with respect to the Owned Shares, other than (i) pursuant to the Offer, (ii) with your prior written consent and (iii) Owned Shares transferred to the Company in connection with the exercise of stock options to the extent that as of the date hereof the related option agreement permits Owned Shares to be so used in connection with the exercise of stock options.

                  3. The undersigned agrees to validly tender (or to cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer, the Owned Shares, by physical delivery of the certificates therefor, and to not withdraw such Shares, except following termination of this letter agreement pursuant to Section 7 hereof; provided, however, that nothing in this letter agreement shall restrict the undersigned's ability to (i) withdraw Owned Shares from the Offer or dispose of Owned Shares in open market sales, in each case at any time after December 27, 1998, if a bona fide Acquisition Transaction has not been proposed publicly or to the Company prior to such date or (ii) take any action necessary or desirable in order to avoid any liability which might otherwise arise under Section 16(b) of the Exchange Act. The undersigned hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Owned Shares is subject to the terms and conditions of the Offer.

                  4. Nothing herein shall be construed to require the undersigned, or any Person controlled by the undersigned, to take any action or fail to take any action in violation of any applicable law.

                  5. The undersigned represents, warrants and agrees that (i) the undersigned has all necessary power and authority to enter into this letter agreement, (ii) this letter agreement is the legal, valid and binding agreement of the undersigned, and (iii) this letter agreement is enforceable against the undersigned in accordance with its terms.

                  6. The undersigned recognizes and acknowledges that a breach by her of any covenants or agreements contained in this letter agreement will cause Parent and the Purchaser to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the undersigned agrees that in the event of any breach of her covenants and agreements under this letter agreement, each of Parent and Purchaser will be entitled to specific performance of such covenants and agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

                  7. This letter agreement may be terminated at the option of any party hereto at any time after the earlier of (i) the payment for the Shares pursuant to the Offer and (ii) termination of the Merger Agreement pursuant to its terms.

                  8. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles that would otherwise apply thereunder.

                  Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.


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Very truly yours,


By:
  ------------------------------
Shareholder
Confirmed and agreed to on
the date first above written.

Vulcan Materials Company



By:
   -----------------------------

Title:
      --------------------------


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                                   Schedule 1